UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under § 240.14a-12

ELECTRAMECCANICA VEHICLES CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On August 15, 2023, ElectraMeccanica Vehicles Corp. (“ElectraMeccanica”) and Tevva Motors Limited (“Tevva”) announced that they have entered into an arrangement agreement, pursuant to which ElectraMeccanica and Tevva have agreed to combine by way of a British Columbia statutory plan of arrangement. This Schedule 14A filing consists of presentation slides that were presented by ElectraMeccanica to its employees on August 18, 2023.

ELECTRAMECCANICA Dedicated Employee Q & A August 18, 2023

ELECTRAMECCANICA | 2 Welcome!

ELECTRAMECCANICA | 3 Current Business: What’s the Status?

ELECTRAMECCANICA | 4 How will we manage the NHTSA recall obligation? • We will need to continue to report to NHTSA. • We will make available refunds to those customers who decide to turn in their vehicle. • However, their refund amount is depreciated 20% per year from the date of purchase. • Only a few vehicles remain in customer hands. • We want to thank all of the employees who assisted in this process, AWESOME WORK!

ELECTRAMECCANICA | 5 What happens to the SOLOs in the warehouse? • The company is currently exploring options to monetize our SOLO assets.

ELECTRAMECCANICA | 6 What will happen to Project E4? • The E4 project will be cancelled in order to focus on Tevva’s portfolio. • Form 8 - K announcing the termination of the E4 project being filed after market today. • We will receive a working concept E4 vehicle in Q4

ELECTRAMECCANICA | 7 Why did we stop building Volcon products? • Volcon made the decision to establish their manufacturing and assembly of the STAG and bikes to be closer to their contract manufacturer

ELECTRAMECCANICA | 8 The Proposed Merger Process & Employee Stock Options

ELECTRAMECCANICA | 9 Why do we say, “proposed merger” instead of just “merger” in our press release? • The merger requires both company shareholders to approve the merger. As the proxy vote has not occurred yet, the merger could still be rejected by the shareholders. • As such, the company must publicly refer to any merger discussion as a proposed merger to prevent any misconception that the merger is approved before the shareholders have voted.

ELECTRAMECCANICA | 10 What does a proxy vote mean? And, what happens if shareholders vote against the merger? • EMV shareholders will receive a proxy statement in the next few weeks with a proposal to vote in favor of the proposed merger. A proxy statement will be filed with the SEC and will contain extensive details about the proposed merger. • The approval of at least 66 2/3% of the votes cast will be required for the proposed merger. • Shareholders will be given approximately 40 days to vote from proxy mailing. • If shareholder approval is not obtained, then the proposed merger will not occur.

ELECTRAMECCANICA | 11 What is the ownership breakdown of the potential New Company, and is this breakdown fair for EMV Employees? • Tevva shareholders will own 76.5% of the new company, ElectraMeccanica shareholders will own 23.5% of the new company. • Although Tevva shareholders will own a larger percentage than ElectraMeccanica shareholders, “ the company will operate as one ” and employees will work collaboratively to meet our new objectives.

ELECTRAMECCANICA | 12 I have SOLO stock options, will they become Tevva stock options? • In the money options will be converted to EMV stock on a cashless basis. • Out of the money options will be cancelled. - There will be a new equity incentive plan for the new company with new grants occurring after close. • There will be follow - up communications and a dedicated all hands meeting to address further details.

ELECTRAMECCANICA | 13 Are we allowed to exercise our stock options after the announcement? • The trading window will remain open for employees who are not a part of the deal team and are not receiving information on the progress of the close of the transaction. • All Directors and Officers and members of the deal team will remain blacked out throughout the close.

ELECTRAMECCANICA | 14 REMINDER: What should I do if someone from the media asks me about the proposed merger? • If a member of the media asks you any questions about the proposed merger, please refer them to the below contact: • ir@emvauto.com

ELECTRAMECCANICA | 15 What’s Next? CAAAS Operations & Collaborating with Tevva

ELECTRAMECCANICA | 16 What should we do from now until the merger is approved? • From now until the merger is approved by both company’s shareholders, we will continue with Contract Assembly As A Service (CAAAS) operations and will need to bring revenue into the Mesa plant to offset costs until we’re able to begin manufacturing of Tevva’s product. • Tevva has expressed interest in continuing the CAAAS operations as part of the long - term strategy of the new company. • Utilize plant and further develop EV assembly skills, enhancing our competence in assembling electric vehicles. • We are currently reviewing all opportunities to bring revenue to the plant. Once we have an opportunity that is ready to announce, we will inform employees. We are developing a pipeline of CAAAS opportunities from which we expect to close promising partnerships. • The company is currently exploring all options available to bring revenue into the plant.

ELECTRAMECCANICA | 17 What are the implications for the Mesa, Huntington Beach and Burnaby teams? Will we need to downsize? Currently, we do not have any plans to downsize our operations.

ELECTRAMECCANICA | 18 Can we begin working with Tevva employees? • There will be opportunities between now and when the merger receives approval for both sides to meet each other. • Integration work groups are currently being established. • Managers will invite you to these work groups where appropriate.

ELECTRAMECCANICA | 19 When will we be able to see Tevva’s truck? • Bryan Nann and his team are coordinating the delivery of one of Tevva’s truck to our Mesa facility.

ELECTRAMECCANICA | 20 When will we be building a US version of the truck? • The Mesa engineering team will support the North American homologation of Tevva trucks. • Current estimates are within two years but both companies will work together to try and shorten that timeline as safely and efficiently as possible.

ELECTRAMECCANICA | 21 System Questions

ELECTRAMECCANICA | 22 Will we continue to use our current systems? • Yes (such as BambooHR, ADP, etc.) • SAP will continue to be the company’s ERP system. • Future requirements of the system will need to be determined with Tevva once the merger is approved. • New email addresses and ID’s will be issued under the new company name upon closing (Q4).

ELECTRAMECCANICA | 23 Employee Benefits

ELECTRAMECCANICA | 24 Will employee benefits change under the new company? • The current benefit plans for Canada and the US will remain unchanged for its current benefits plan year. • All programs are reviewed annually to ensure we continue to offer competitive benefit programs to attract and retain top talent.

ELECTRAMECCANICA | 25 When we transition to the new company will my tenure start over? • Tevva will honor your EMV start date and tenure. • Both Canadian and US Employees will continue to be employed by your current corporate entity.

ELECTRAMECCANICA | 26 Will my compensation change? • No. The organization always reviews the compensation programs on an annual basis to ensure its ability to attract and retain top talent. • Any bonuses for 2023 are at the discretion of the Board of Directors. • Bonuses are determined on individual performance and company finance performance.

Notification

Additional Information and Where to Find It

In connection with the proposed merger, ElectraMeccanica intends to file with the SEC a preliminary and definitive proxy statement and management information circular (the "Circulars") relating to the proposed transaction and other relevant documents. The definitive Circular will be mailed to ElectraMeccanica's shareholders as of a record date to be established for voting on the proposed transaction and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE CIRCULARS, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE CIRCULARS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELECTRAMECCANICA, TEVVA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC's website at www.sec.gov, on the Canadian Securities Administrators website at www.sedar.com, on ElectraMeccanica's website at https://ir.emvauto.com/ or by contacting ElectraMeccanica's Investor Relations via email at IR@emvauto.com.

Participants in the Solicitation

ElectraMeccanica and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the shareholders of ElectraMeccanica in connection with the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive Circulars (when available). Additional information regarding such directors and executive officers is included in ElectraMeccanica's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on April 17, 2023. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of ElectraMeccanica's shareholders in connection with the proposed transaction and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive Circulars (when available).

These documents will be available free of charge as described in the preceding paragraph.

Safe Harbor Statement

This document includes "forward-looking statements" within the meaning of U.S. federal securities laws and applicable Canadian securities laws. Forward-looking statements may be identified by words or **expressions such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "may," "will," "projects," "could," "should," "would," "seek," "forecast," or other similar expressions. Forward-looking statements represent current judgments about possible future events, including, but not limited to statements regarding expectations or forecasts of business, operations, financial performance, prospects, and other plans, intentions, expectations, estimates, and beliefs relating to the proposed transaction between ElectraMeccanica and Tevva, such as statements regarding the combined operations and prospects of ElectraMeccanica and Tevva, the current and projected market, growth opportunities and synergies for the combined company, geographic expansion plans, and the timing and completion of the proposed transaction, including the satisfaction or waiver of all the required conditions thereto. These forward-looking statements are based upon the current beliefs and expectations of the management of ElectraMeccanica and Tevva and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited tothe ability of the combined company to further penetrate the U.K. and EU markets, and start operations in the U.S. market with Tevva's commercial vehicles without having any prior experience selling Tevva's vehicles in the U.S. market;**

ELECTRAMECCANICA | 27

ELECTRAMECCANICA | 28 Notification the total addressable market of ElectraMeccanica, Tevva and of the combined business; general economic conditions in the markets where ElectraMeccanica and Tevva operate and where the combined company will operate; the expected timing of regulatory approvals relating to the proposed transaction, the businesses of ElectraMeccanica and Tevva and of the combined company and product launches of such businesses and companies; non - performance of third - party vendors and contractors; risks related to the combined company’s ability to successfully sell its products and the market reception to and performance of its products; ElectraMeccanica’s and the combined company’s compliance with, and changes to, applicable laws and regulations; ElectraMeccanica’s and the combined company’s limited operating history; the combined company’s ability to manage growth; the combined company’s ability to obtain additional financing; the combined company’s ability to expand product offerings; the combined company’s ability to compete with others in its industry; the combined company’s ability to protect our intellectual property; ElectraMeccanica’s and the combined company’s ability to list the common stock of the combined company on Nasdaq; ElectraMeccanica’s and the combined company’s ability to defend against legal proceedings; the combined company’s success in retaining or recruiting, or changes required in, our Officers, key employees or Directors; the ability to successfully integrate the businesses of ElectraMeccanica and Tevva after the completion of the proposed transaction; the combined company’s ability to achieve the expected benefits from the proposed transaction within the expected time frames or at all; the incurrence of unexpected costs, liabilities or delays relating to the proposed transaction; the risk that if the proposed transaction does not close that Tevva is unable to repay the $6 million credit facility provided by ElectraMeccanica; the risk that the proposed transaction may not be accretive to ElectraMeccanica’s shareholders; and other economic, business, competitive, and regulatory factors affecting the businesses of the companies generally, including but not limited to those set forth in ElectraMeccanica’s filings with the SEC, including in the “Risk Factors” section of ElectraMeccanica’s Annual Report on Form 10 - K filed with the SEC on April 17, 2023, and its subsequent SEC filings. Readers are cautioned not to place undue reliance on forward - looking statements. It is uncertain whether any of the events antic ipated by the forward - looking statements will transpire or occur, or if any of them do, what impact they will have on the result s of operations and financial condition of ElectraMeccanica or the combined company. Forward - looking statements speak only as of the date they are m ade, and ElectraMeccanica, Tevva and the combined company undertake no obligation to update publicly or otherwise revise any forward - looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statemen ts, except where they are expressly required to do so by law. has context menu

Thank you & Collaborating with Tevva